Exhibit 5

318/04-jmd

FOR IMMEDIATE RELEASE

“Beat the gold price before it beats us”

DRD’S BLYVOOR MINE APPOINTS STAKEHOLDER TASK TEAM TO HELP FIGHT IMPACT
OF RAND STRENGTH ON MARGINS

Johannesburg, South Africa – 15 March 2004 – Durban Roodepoort Deep, Limited’s (JSE:DUR; NASDAQ:DROOY; ASX:DRD) Blyvooruitzicht Mine has appointed an eight-person task team, representative of management and organised labour, to urgently investigate the negative impact on the operation’s margins by the effect of Rand strength on costs and revenues, and to propose counter measures.

The multi-disciplinary task team, whose simple brief is to “beat the gold price before it beats us”, has two weeks to work fulltime on the project.

It began work on Monday, 8 March and is scheduled to report on its findings and recommendations to the Blyvooruitzicht Forum, an established body representative of management and organised labour, and to other stakeholders at the Blyvooruitzicht Recreation Club on Tuesday, 23 March, 2004 at 13:00.

Announcing the establishment of the task team, Divisional Director of DRD’s South African Operations Deon van der Mescht said: “It simply isn’t constructive to complain that the strength of the Rand is beyond our control and to kid ourselves that we can try to run our business as usual.

“Central to the task team’s brief is that it identifies practical work practices, over and above those we already have in place, to increase productivity and efficiencies.

 “We have every confidence that, working fulltime, the task team will be able to deliver constructive input by its deadline; apart from participating fully in the process through its representation on the task team, management has offered its full co-operation and assistance.

“I believe it is critically important, however, that none of the parties involved seeks to pre-judge the task team or to anticipate the outcome of its work,” Van der Mescht said.

Queries:

South Africa	Australasia

Investor and Media Relations	Investor and Media Relations
Ilja Graulich, Durban Roodepoort Deep, Limited	Paul Downie, Porter Novelli
+27 11 381 7826 (office)	+61 893 861 233 (office)
+27 83 604 0820 (mobile)	+61 414 947 129 (mobile)

James Duncan, Russell & Associates
+27 11 880 3924 (office)
+27 82 892 8052 (mobile)

North America	United Kingdom/Europe

Investor Relations	Investor and Media Relations

Susan Borinelli, Breakstone & Ruth International

Phil Dexter, St James’s Corporate

+1 646-536-7018 (office)	+44 20 7499 3916 (office)
+1 917-570-8421 (mobile)	+44 779 863 4398

Media Relations

Jessica Anderson, Breakstone & Ruth International

+1 646-536-7002 (office)
+1 347-423-5859 (mobile)

DRD is the world’s 9th largest gold producer, with mines in South Africa as well as Australasia, a key target for growth.  The company has a track record of success in extending the lives of older mines safely and profitably.  For fiscal year 2003, DRD produced 870 000 ounces of gold, up from under 100 000 ounces a year in 1987, when current operations were amalgamated.

DRD has primary listings on the Johannesburg (JSE:DRD) and Australian (ASX:DRD) stock exchanges and secondary listings on NASDAQ (DROOY), the London Stock Exchange and the Paris and Brussels Bourses.  Its shares are also traded on the regulated unofficial market of the Frankfurt Stock Exchange and the Berlin OTC Market.

For more information, please visit www.drd.co.za or www.durbans.com

Some of the information in this media release may contain projections or other forward looking statements regarding future events or other future financial performance. We wish to caution you that these statements are only projections and those actual events or results may differ materially. In reviewing, please refer to the documents that we file from time to time with the SEC, specifically to our annual report on Form 20-F. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward looking statements, including such risks as difficulties in being a marginal producer of gold, changes and reliability of ore reserve estimates, gold price volatility, currency fluctuations, problems in the integration of operations, exploration and mining risks and a variety of risks described in our annual report on Form 20-F. We undertake no obligation to publicly release results of any of these forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

Cautionary note to US investors: the United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use the term “resources” (which includes “measured”, “indicated”, and “inferred”) in our media releases, which the SEC guidelines strictly prohibit us from including in our filing with the SEC. US investors are urged to consider closely the disclosure in our Form 20-F, File No. 0-28800, available from us at 45 Empire Road, Parktown, Johannesburg, 2193, South Africa. You can also obtain this form from the SEC website at http://www.sec.gov/edgar.shtml